UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2013

ROCHESTER MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0–18933

Minnesota	41-1613227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rochester Medical Drive, Stewartville, MN 55976
(Address of principal executive offices, including zip code)

(507) 533-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐  Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

A special meeting of the shareholders of Rochester Medical Corporation (the “Company”) was held on November 13, 2013 (the “Special Meeting”).  There were 12,359,643 shares of common stock entitled to vote at the Special Meeting;  8,411,775 shares were represented at the meeting in person or by proxy.  The Company’s shareholders voted on three matters at the Special Meeting, each of which was approved pursuant to the following final voting results from the Special Meeting:

1.  A proposal to approve the Agreement and Plan of Merger, dated as of September 3, 2013, by and among C. R. Bard, Inc. (“Bard”), Starnorth Acquisition Corp. (“Merger Sub”) and the Company (the “Merger Agreement”), pursuant to which Merger Sub would merge with and into the Company, with the Company as the surviving corporation (“Merger”) and a wholly owned subsidiary of Bard.

For	Against	Abstain	Broker Non-Vote
8,184,372	179,156	12,054	36,193

2.  A non-binding, advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger.

For	Against	Abstain	Broker Non-Vote
7,929,355	275,435	170,792	36,193

3.  A proposal by the Company’s board of directors to adjourn the Special Meeting, if necessary, to solicit additional proxies for the approval of the Merger Agreement if there are not sufficient votes at the time of the special meeting in favor of approval of the merger agreement.

For	Against	Abstain	Broker Non-Vote
7,815,052	566,071	30,652	0

Adjournment and postponement of the Special Meeting was not necessary or appropriate because there were sufficient votes at the time of the Special Meeting to approve the Merger Agreement.

Item 8.01.  Other Events

The closing of the Merger remains subject to the satisfaction or waiver of customary closing conditions specified in the Merger Agreement.  It is currently expected that the closing of the Merger will take place on or about November 14, 2013, assuming satisfaction or waiver of all such conditions to closing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCHESTER MEDICAL CORPORATION

By:	/s/ David A. Jonas
David A. Jonas
Chief Financial Officer

Date: November 13, 2013